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                                                                      Exhibit 8

                [MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]


                                                                    May 16, 1995

Board of Directors
CRSS Inc.
1177 West Loop South
Houston, TX 77027

Gentlemen:

We understand that CRSS Inc. ("CRSS" or the "Company"), American Tractebel Corporation ("ATC") and ATC Acquisition Corp., a wholly owned subsidiary of ATC ("Acquisition Sub") have entered into an Agreement of Merger, dated as of May 16, 1995 (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $1.00 per share (the "Common Stock") of CRSS for $14.50 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into CRSS. Pursuant to the Merger, CRSS will become a wholly owned subsidiary of ATC and each outstanding share of Common Stock, other than shares held in treasury or held by ATC or any affiliate of ATC or as to which dissenters' rights have been perfected, will be converted into the right to receive $14.50 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than ATC and its affiliates).

For purposes of the opinion set forth herein, we have:

   (i) analyzed certain publicly available financial statements and other information of the Company;

   (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) analyzed certain financial projections prepared by the management of the Company;

   (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

   (v)      reviewed the reported prices and trading activity for the Common
            Stock;

   (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;


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(vii)   reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(viii) participated in discussions and negotiations among representatives of the Company and ATC and their financial and legal advisors;

(ix)    reviewed the Merger Agreement and certain related documents; and

(x)     performed such other analyses as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of CRSS only and may not be used for any other purpose without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy, registration statement or other documents filed with the Securities and Exchange Commission in connection with the Tender Offer or the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than ATC and its affiliates).

                                    Very truly yours,

                                    MORGAN STANLEY & CO. INCORPORATED



                                    By:      /s/  KENNETH R. MARKS
                                        ----------------------------------
                                                  Kenneth R. Marks
                                                     Principal